Exhibit 99.1

Biomea Fusion Appoints Julianne Averill to its Board of Directors

SAN CARLOS, Calif., July 24, 2025 (GLOBE NEWSWIRE) — Biomea Fusion, Inc. (“Biomea,” “Biomea Fusion” or the “Company”) (Nasdaq: BMEA), a clinical-stage diabetes and obesity medicines company, today announced the appointment of Julianne Averill to its Board of Directors (the “Board”), effective July 22, 2025. Ms. Averill has also been appointed to serve as a member of the Audit Committee. She succeeds Bihua Chen, who has stepped down from the Board after more than four years of dedicated service.

“Julianne is an accomplished leader whose extensive financial, operational, and strategic expertise in the life sciences and digital health industries will be a tremendous asset to Biomea. Her proven track record in capital markets, governance, and healthcare innovation aligns with our mission to transform diabetes and obesity care. We look forward to Julianne’s contributions as we advance our programs and prepare for future growth,” said Mick Hitchcock, Interim Chief Executive Officer and member of the Board. “On behalf of the entire team and our Board, I would like to thank Bihua Chen for her many years of continued commitment to Biomea, her professional and expert guidance, and her ongoing support.”

Ms. Averill is a seasoned finance and strategy executive with over two decades of experience in high-growth life sciences and digital health companies across private, public, and global markets. She currently serves as Managing Director at Danforth Advisors, where she drives business growth on the West Coast and serves as interim Chief Financial Officer and strategic advisor to late-stage biopharma organizations. Her expertise spans capital markets, M&A, organizational design and operational scale, with direct involvement in transactions and strategic initiatives exceeding $10 billion in aggregate value.

Ms. Averill earned her B.S. in Business Administration and an M.S. in Accountancy, both from California State University. She is also a licensed CPA in California, is a Society of Human Resources Certified Professional, and holds the National Association of Corporate Directors Directorship Certification.

About Biomea Fusion

Biomea Fusion is a clinical-stage diabetes and obesity medicines company focused on the development of its oral small molecules, icovamenib and BMF-650, both being developed to significantly improve the lives of patients with diabetes, obesity, and metabolic diseases. We aim to cure. Visit us at www.biomeafusion.com and follow us on LinkedIn, X and Facebook.

Contact:

Meichiel Jennifer Weiss

Sr. Director, Investor Relations and Corporate Development

IR@biomeafusion.com